Exhibit 99.2

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 793 7500 x133	March 5, 2007 Tim Ryan, The Trout Group 646.378.3924

NEOPROBE ANNOUNCES INTERIM PHASE 2 LYMPHOSEEK RESULTS
Second Stage of Phase 2 Study Commenced

DUBLIN, OHIO - March 5, 2007 - Neoprobe Corporation (OTCBB:NEOP - News), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that the results from the first stage of a multicenter Phase 2 clinical study of Lymphoseek® support the commencement of enrollment in the second stage of the Phase 2 study. Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM). This study, which is evaluating the efficacy and safety of Lymphoseek in patients with either melanoma or breast cancer, is being conducted in two stages. In accordance with the protocol, having obtained positive results in the first stage of the trial (Lymphoseek identified lymphatic tissue in over 97% of treated patients), Neoprobe has commenced the second stage of the study. This stage will involve an additional 40 patients with either melanoma or breast cancer; patients are now being enrolled at all five of the cancer centers in the United States participating in the study. Neoprobe is also preparing to submit its Phase 3 protocol and related materials to FDA.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.